Exhibit 99.1
Post Properties, Inc. to Explore Possible Business Combination
ATLANTA—Jan. 23, 2008—Post Properties, Inc. (NYSE:PPS — News) today announced that its Board of Directors has authorized management to initiate a formal process to pursue a possible business combination and to seek proposals from potentially interested parties.
The Company also stated that it has received an unsolicited written proposal from Cadim and Williams Realty Advisors, LLC to acquire all of the Company’s outstanding common shares at a price range of $44 to $47 per share in cash. Cadim is a division of Caisse de depot et placement du Quebec; Williams Realty is controlled by John A. Williams, former chairman and chief executive officer of Post Properties. The proposal states that it is subject to a due diligence condition, but is not subject to any financing contingencies. The Cadim/Williams group will be invited to participate in the formal process being initiated by the Company.
“As we’ve previously stated, our Board of Directors continually reviews strategies to enhance value for our shareholders. As a result of this review as well as input from several of our largest shareholders, our Board has authorized us to explore a possible business combination to enhance potential value for our shareholders,” said David P. Stockert, the Company’s president and chief executive officer. Mr. Stockert also said, “In light of the Board’s decision to conduct a process and not enter into discussions with only one party, the Board at this time has made no determination as to the adequacy of the Cadim/Williams proposal.”
J. P. Morgan Securities, Inc. is acting as the Company’s financial advisor and King & Spalding LLP and Skadden, Arps, Slate, Meagher & Flom LLP are acting as the Company’s legal advisors.
The Company does not expect to disclose further information regarding the status of the formal process until the process has been completed. The Company emphasizes that there can be no assurance that the initiation of the formal process to pursue a possible business combination will result in any transaction.
Post Properties (www.postproperties.com), founded more than 35 years ago, is one of the largest developers and operators of upscale multifamily communities in the United States. The Company’s mission is delivering superior satisfaction and value to its residents, associates, and investors, with a vision of being the first choice in quality multifamily living. Operating as a real estate investment trust (“REIT”), the Company focuses on developing and managing Post(R) branded resort-style garden and high density urban apartments. In addition, the Company develops high-quality condominiums and converts existing apartments to for-sale multifamily communities. Post Properties is headquartered in Atlanta, Georgia, and has operations in ten markets across the country.
Post Properties owns 22,249 apartment homes in 62 communities, including 1,747 apartment units in five communities held in unconsolidated entities and 2,142 apartment units in seven communities (and the expansion of one community) currently under construction and/or in lease-up. The Company owns and is developing 437 for-sale condominium homes in four communities (including 137 units in one community held in an unconsolidated entity) and is converting apartment units in two communities initially consisting of 349 units into for-sale condominium homes through a taxable REIT subsidiary.
CONTACT: Post Properties, Inc.
David P. Stockert, 404-846-5000